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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 3, 1998, appearing on page 48 of Triangle Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the use of our report dated March 3, 1998, relating to the financial statements of Triangle Pharmaceuticals, Inc., which appears in this Prospectus. We also consent to the references to us under the heading "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP
Raleigh, North Carolina
March 6, 1998